Exhibit 12


   COMPUTATIONS OF RATIOS OF EARNINGS TO FIXED CHARGES

                                 Three months ended        Six months ended
                                       March 31                 March 31
(Dollars in thousands)            2001         2000         2001        2000
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Income before taxes           $173,268     $188,649     $369,932    $369,599
Add fixed charges:
    Interest expense             5,686        6,548       11,782      12,703
    Interest factor on rent      4,731        4,360        9,034       8,796
                              --------------------------------------------------
Total fixed charges             10,417       10,908       20,816      21,499
                              --------------------------------------------------

Earnings before fixed
charges and taxes on income   $183,685     $199,557     $390,748    $391,098
                              ==================================================

Ratio of earnings to fixed
  Charges                         17.6         18.3         18.8        18.2